UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

THC Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55994	26-0164981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11700 W Charleston Blvd. #73 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

(702) 602-8422

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2020, Brandon Romanek resigned as the Chief Executive Officer of THC Therapeutics, Inc. (the “Company”), and Parker Mitchell was appointed as the Chief Executive Officer and a member of the Board of Directors of the Company.

Mr. Mitchell has been a financial public relations consultant for the last eleven years. Mr. Mitchell specializes in the technology, biotechnology, cannabis and cryptocurrency sectors. Mr. Mitchell grew a passion for finance in 2007, when he worked closely with The Federal Depository Insurance Corporation, FDIC. In 2009, Mr. Mitchell began working as a financial public relations consultant, where he has directed his work on search engine optimization and other internet communications to improve businesses’ corporate communication programs. Mr. Mitchell’s passion and expertise is in helping companies unlock their full potential through various proprietary communications methods. Mr. Mitchell’s clients have included companies that trade on national exchanges such as The New York Stock Exchange and The NASDAQ. Mr. Mitchell has been a manager of Regal Consulting, LLC for the last five years.

In connection with Mr. Mitchell’s appointment as Chief Executive Officer of the Company, on December 11, 2020, the Company entered into employment agreement (the “Employment Agreement”) with Mr. Mitchell. Under the terms of the Employment Agreement, the Company agreed to pay Mr. Mitchell a monthly base salary of $5,000, subject to increase upon reaching various milestones, and issue Mr. Mitchell three-year warrants to purchase 10,000,000 shares of Company common stock, with staggered exercise prices and terms, as follows: (i) warrants to purchase 2,000,000 shares at $0.08/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.08/share for at least 60 calendar days; (ii) warrants to purchase 2,000,000 shares at $0.16/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.16/share for at least 60 calendar days; (iii) warrants to purchase 2,000,000 shares at $0.32/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.32/share for at least 60 calendar days; (iv) warrants to purchase 2,000,000 shares at $0.64/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.64/share for at least 60 calendar days; and (v) warrants to purchase 2,000,000 shares at $1.28/share, exercisable beginning on the date that Company’s common stock has traded for at least $1.28/share for at least 60 calendar days. The Employment Agreement contains provisions for further compensation awards to Mr. Mitchell to be determined in the discretion of the Company’s Board of Directors. The agreement has an initial 36-month term and is terminable for cause, death or disability. If the agreement is terminated by the Company for death or disability, the Company will pay Mr. Mitchell or his estate a severance payment equal to $25,000, and if the agreement is terminated for a reason other than cause, death or disability, the Company will pay Mr. Mitchell a severance payment in an amount equal to the remaining months of the contract term at that time multiplied by the monthly base salary then in effect.

The foregoing description of the Employment Agreement, which does not purport to be complete, is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this report:

10.1	Employment Agreement dated December 11, 2020, between THC Therapeutics, Inc. and Parker Mitchell

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THC Therapeutics, Inc.

Dated: December 15, 2020	By:	/s/ Parker Mitchell
Parker Mitchell
CEO

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